August 5, 2015
Media Contact:  Sonya Headen, Las Vegas, NV (702) 364-3411
Shareholder Contact:  Ken Kenny, Las Vegas, NV (702) 876-7237
For Immediate Release

SOUTHWEST GAS CORPORATION
REPORTS SECOND QUARTER 2015 EARNINGS

Las Vegas, Nev. – Southwest Gas Corporation (NYSE: SWX) reported consolidated earnings of $0.11 per basic share for the second quarter of 2015, a $0.10 decrease from the $0.21 per basic share earned during the second quarter of 2014.  Consolidated net income was $4.9 million for the second quarter of 2015, compared to $9.6 million for the prior-year quarter.  The natural gas segment experienced a net loss of $657,000 in the current quarter compared to net income of $1.8 million in the prior period, while the construction services segment had net income of $5.6 million in the current quarter compared to net income of $7.8 million in the second quarter of 2014.  Due to the seasonal nature of the Company’s businesses, results for quarterly periods are not generally indicative of earnings for a complete twelve-month period.

According to John P. Hester, President and Chief Executive Officer, “Net income for the second quarter of 2015 was $4.9 million, or $0.11 per share.  Natural gas results declined $2.5 million between quarters as a $4 million improvement in operating margin was outpaced by a $5.6 million increase in operating expenses, primarily depreciation and general taxes associated with gas plant infrastructure investments.  In addition, COLI-related income was down $2.3 million between quarters.”  Hester added, “We recently received FERC approval to expand our transmission pipeline system to provide additional capacity in the Elko, Nevada area.  This $35 million project is targeted to be

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in service by the end of the year.”  Hester concluded by saying, “Although construction services results declined $2.2 million between quarters, we remain enthusiastic about the prospects for this growing business segment.  We experienced a $70 million increase in revenues and remain on track to reach $950 million to $1 billion of revenue for the year.  The third quarter has generally been the most profitable quarter for the construction services segment, and we look forward to improved results in this upcoming quarter and for the full year.”

For the twelve months ended June 30, 2015, consolidated net income was $137.6 million, or $2.95 per basic share, compared to $134.8 million, or $2.91 per basic share, for the twelve months ended June 30, 2014.  Natural gas segment income increased to $120.7 million in the current twelve-month period from $117.3 million in the prior-year period, while income from the construction services segment declined to $16.9 million in the current period from $17.5 million in the prior-year period.

Natural Gas Operations Segment Results
Second Quarter
Operating margin, defined as operating revenues less the cost of gas sold, increased $4 million between quarters.  New customers contributed $2 million in operating margin during the second quarter of 2015, as approximately 28,000 net new customers were added during the last twelve months.  A combined $1 million of rate relief in the California jurisdiction and Paiute Pipeline Company also contributed to the increase.

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The remaining increase of $1 million in operating margin was associated with customers outside the decoupling mechanisms and with higher other miscellaneous revenues.

Operations and maintenance expenses for the quarter increased $1.7 million compared to the second quarter of 2014.  General cost increases and higher pension expense during the current quarter were partially offset by a $500,000 reduction in rent expense associated with a portion of the corporate headquarters complex that the Company purchased in July 2014.  Depreciation expense and general taxes (combined) increased $3.8 million, or 6%, between quarters primarily due to a 5% increase in average gas plant in service and higher property taxes in Arizona.

Other income, which principally includes changes in the cash surrender values of company-owned life insurance (“COLI”) policies and non-utility expenses, decreased $2.5 million between quarters.  The current quarter reflects no recognized COLI-related income, while the prior-year quarter included $2.3 million in COLI-related income.  Net interest deductions decreased $1.3 million between quarters primarily due to the redemption of $65 million of 5.25% Industrial Development Revenue Bonds (“IDRBs”) in November 2014 and $31.2 million of 5.00% IDRBs in May 2015.

Twelve Months to Date

Operating margin increased $15 million between periods including a combined $9 million of rate relief in the California jurisdiction and Paiute Pipeline Company.  Customer growth provided $8 million of the increase.  Operating margin associated with

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customers outside the decoupling mechanisms and other miscellaneous revenues declined by $2 million.

Operations and maintenance expenses decreased $14.4 million between periods.  Legal expenses in the prior-year period (including a $5 million legal accrual in the first quarter of 2014) were $5.6 million higher than during the current-year period.  Rent expense associated with the corporate headquarters complex declined $2.2 million between periods.  General cost increases in the current period were more than offset by reductions in other costs including impacts of lower employee counts.  Depreciation and general taxes (combined) increased $14.1 million, or 6%, primarily due to a 6% increase in average gas plant in service and higher property taxes in Arizona and Nevada.

Other income decreased $5.6 million between periods.  The current period reflects $3.4 million of income associated with COLI policy cash surrender values increases, while the prior twelve-month period included $10 million of COLI-related income. Interest income increased approximately $900,000 between periods primarily due to changes in over- and under-collected purchased gas adjustment (“PGA”) balances. Net interest deductions decreased $419,000 between the twelve-month periods primarily due to the IDRB redemptions in November 2014 and May 2015, substantially offset by an increase in interest deductions due to the issuance of $250 million of long-term debt in the fourth quarter of 2013.

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Construction Services Segment Results
Second Quarter
Revenues increased $70.3 million between quarters (including $37.9 million from the companies acquired in October 2014) as pipe replacement work continues to expand.  Construction expenses increased $68.2 million between quarters (with $38.2 million from the acquired companies) and included a $2 million loss reserve recorded on an industrial construction project in Canada.

Depreciation and amortization expense increased $2.4 million between quarters (including $1.4 million of intangibles amortization associated with the acquisition).  Net interest deductions increased $1.7 million between quarters primarily due to borrowings associated with the acquisition.

Twelve Months to Date

Revenues increased $207.5 million between twelve-month periods (including $134.5 million from the companies acquired in October 2014).  Construction expenses increased $189 million between periods (with $136.6 million from the acquired companies) and contained a cumulative $7.6 million loss reserve (including $5.6 million from the first quarter of 2015) recorded on an industrial construction project in Canada.  Delays in delivery of critical equipment to the job site resulted in production inefficiencies and an increase in total project costs.  Change orders previously submitted are being negotiated which may reduce the estimated loss reserve in future periods.  The project is substantially complete.

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Depreciation and amortization expense increased $9 million between twelve-month periods (including $4.3 million of intangibles amortization associated with the acquisition).  Net interest deductions increased $6 million between periods primarily due to borrowings associated with the acquisition.

Outlook for Full-Year 2015
Natural Gas Segment:
•
Operating margin for the full year 2015 is expected to increase nearly 2% compared to 2014.  Margin from customer growth should be similar to 2014.  Incremental margin from California and Paiute rate case decisions, as well as new rates associated with infrastructure programs, collectively should approximate the customer growth amount.

•
Overall, operating expenses are anticipated to increase between 3% and 4% compared to 2014.  Operations and maintenance expense will be negatively impacted by higher pension costs.  Depreciation and general taxes combined should increase consistent with the growth in gas plant in service.

•	Longer-term normal changes in COLI cash surrender values are expected to range from $3 million to $5 million on an annual basis.
•	Net interest deductions for 2015 are expected to be $3 million to $5 million less than the $68 million recorded in calendar-year 2014, primarily as a result of IDRB redemptions.

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Construction Services Segment:
•	Strong emphasis on integration efforts.
•	Revenues are expected to range between $950 million and $1 billion.
•	Operating income is expected to be approximately 6% of revenues, depending on the final impacts from the Canadian project loss reserves.
•	Net interest deductions are estimated to be between $7 million and $8 million.
•	Collective expectations above are before earnings attributable to noncontrolling interests.
•	Foreign exchange rates and the interest rate environment could influence the above estimates.

Southwest Gas Corporation provides natural gas service to 1,938,000 customers in Arizona, Nevada, and California.

This press release may contain statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (Reform Act).  All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act.  A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements.  These factors include, but are not limited to, the timing and amount of rate relief, changes in rate design, customer growth rates, conditions in the housing market, the effects of regulation/deregulation, the impacts of construction activity at Centuri, future earnings trends, seasonal patterns, and the impacts of stock market volatility.  In addition, the Company can provide no assurance that its discussions about future operating margin, COLI cash surrender values, and financing and operating expenses of the natural gas segment will occur. Likewise, the Company can provide no assurance that discussions regarding construction services segment revenues, operating income, or interest deductions will transpire. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its Web site or otherwise.  The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

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SOUTHWEST GAS CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

QUARTER ENDED JUNE 30,	2015	2014

Consolidated Operating Revenues	$538,604	$453,153

Net Income	$4,949	$9,627

Average Number of Common Shares Outstanding	46,869	46,502

Basic Earnings Per Share	$0.11	$0.21

Diluted Earnings Per Share	$0.10	$0.21

SIX MONTHS ENDED JUNE 30,	2015	2014

Consolidated Operating Revenues	$1,272,824	$1,061,549

Net Income	$76,932	$80,410

Average Number of Common Shares Outstanding	46,741	46,471

Basic Earnings Per Share	$1.65	$1.73

Diluted Earnings Per Share	$1.63	$1.71

TWELVE MONTHS ENDED JUNE 30,	2015	2014

Consolidated Operating Revenues	$2,332,982	$1,987,252

Net Income	$137,648	$134,849

Average Number of Common Shares Outstanding	46,628	46,407

Basic Earnings Per Share	$2.95	$2.91

Diluted Earnings Per Share	$2.92	$2.88

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SOUTHWEST GAS CORPORATION
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	THREE MONTHS ENDED		SIX MONTHS ENDED		TWELVE MONTHS ENDED
	JUNE 30,		JUNE 30,		JUNE 30,
	2015	2014	2015	2014	2015	2014

Results of Consolidated Operations
Contribution to net income (loss) - gas operations	$(657)	$1,798	$78,264	$74,397	$120,739	$117,310
Contribution to net income (loss) - construction services	5,606	7,829	(1,332)	6,013	16,909	17,539
Net income	$4,949	$9,627	$76,932	$80,410	$137,648	$134,849

Basic earnings per share	$0.11	$0.21	$1.65	$1.73	$2.95	$2.91
Diluted earnings per share	$0.10	$0.21	$1.63	$1.71	$2.92	$2.88

Average outstanding common shares	46,869	46,502	46,741	46,471	46,628	46,407
Average shares outstanding (assuming dilution)	47,290	46,948	47,164	46,910	47,070	46,860

Results of Natural Gas Operations
Gas operating revenues	$286,643	$271,479	$839,758	$757,972	$1,463,873	$1,325,657
Net cost of gas sold	109,015	97,985	362,777	289,362	578,771	455,367
Operating margin	177,628	173,494	476,981	468,610	885,102	870,290
Operations and maintenance expense	99,344	97,620	194,854	200,028	378,558	392,920
Depreciation and amortization	52,912	50,524	106,587	102,007	208,724	199,790
Taxes other than income taxes	12,414	10,965	25,411	22,421	50,242	45,104
Operating income	12,958	14,385	150,129	144,154	247,578	232,476
Other income (deductions)	312	2,848	2,914	4,460	5,619	11,210
Net interest deductions	15,749	17,059	31,845	34,286	65,858	66,277
Income (loss) before income taxes	(2,479)	174	121,198	114,328	187,339	177,409
Income tax expense (benefit)	(1,822)	(1,624)	42,934	39,931	66,600	60,099
Contribution to net income (loss) - gas operations	$(657)	$1,798	$78,264	$74,397	$120,739	$117,310

SOUTHWEST GAS CORPORATION
SELECTED STATISTICAL DATA
JUNE 30, 2015

FINANCIAL STATISTICS
Market value to book value per share at quarter end	161%
Twelve months to date return on equity -- total company	9.2%
-- gas segment	8.4%
Common stock dividend yield at quarter end	3.0%
Customer to employee ratio at quarter end (gas segment)	886 to 1

GAS OPERATIONS SEGMENT
			Authorized
	Authorized	Authorized	Return on
	Rate Base	Rate of	Common
Rate Jurisdiction	(In thousands)	Return	Equity
Arizona	$ 1,070,117	8.95%	9.50%
Southern Nevada	825,190	6.47	10.00
Northern Nevada	115,933	7.88	9.30
Southern California	159,277	6.83	10.10
Northern California	67,620	8.18	10.10
South Lake Tahoe	25,389	8.18	10.10
Paiute Pipeline Company (1)	87,158	8.46	11.00

(1) Estimated amounts based on rate case settlement.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
	SIX MONTHS ENDED		TWELVE MONTHS ENDED
	JUNE 30,		JUNE 30,
(In dekatherms)	2015	2014	2015	2014
Residential	39,630,000	40,319,220	61,048,500	65,009,789
Small commercial	16,223,782	16,312,996	27,568,950	28,295,929
Large commercial	5,083,540	5,221,057	9,301,557	9,713,100
Industrial / Other	1,604,221	1,480,028	3,361,568	3,583,639
Transportation	44,230,157	40,417,352	94,481,935	93,917,771
Total system throughput	106,771,700	103,750,653	195,762,510	200,520,228

HEATING DEGREE DAY COMPARISON
Actual	900	981	1,334	1,526
Ten-year average	1,264	1,301	1,779	1,839

Heating degree days for prior periods have been recalculated using the current period customer mix.